Exhibit 10.5

CHANGE IN COMPENSATION OF NON-EMPLOYEE DIRECTORS

          On May 9, 2006, the Board of Directors of ENSCO International Incorporated (the "Company") approved a change in compensation for incumbent non-employee directors. Effective from and after said date, each non-employee director will receive (1) an annual grant of options to purchase 4,500 shares of the Company's common stock, par value $0.10 per share ("Common Stock"), which vest immediately, are valid for a seven year period and have an exercise price per share equal to the average of the high and low selling price of the Common Stock on the New York Stock Exchange on the grant date, and (2) an annual grant of 1,500 restricted shares of the Company's Common Stock, which vest in 20% increments annually over a five (5) year period. The annual grants of stock options and restricted shares for 2006 will be issued on June 1, 2006.

          On June 1 of the prior year (2005), annual grants of 3,000 stock options and 750 restricted shares were issued to the Company's incumbent non-employee directors upon the same basis as aforesaid.

          The other components of the Company's non-employee director compensation, including the annual retainer, meeting and chairmanship fees, remain unchanged and are as reported in the Company's definitive Proxy Statement filed on March 16, 2006.